Filed Pursuant to Rule 424(b)(3)
Registration No. 333-217168

PROSPECTUS SUPPLEMENT NO. 22

(to Prospectus dated March 23, 2018)

169,933,626 Shares

GASTAR EXPLORATION INC.

Common Stock

This prospectus supplement is being filed to update and supplement information contained in the prospectus dated March 23, 2018, relating to the resale or other disposition of our common stock par value $0.001 per share, which may be offered for sale from time to time by the selling stockholders named in the prospectus, with information contained in our Current Report on Form 8-K, filed with the Securities and Exchange Commission on December 18, 2018.

This prospectus supplement updates and supplements the information in the prospectus and is not complete without, and may not be delivered or utilized except in combination with, the prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the prospectus and if there is any inconsistency between the information in the prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Investing in our securities involves risk. Please see “Risk Factors” beginning on page 3 of the prospectus for a discussion of certain risks that you should consider in connection with an investment in the securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus supplement is dated December 18, 2018.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 12, 2018

GASTAR EXPLORATION INC.

(Exact Name of Registrant as Specified in its Charter)

DELAWARE	001-35211	38-3531640
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1331 LAMAR STREET, SUITE 650

HOUSTON, TEXAS 77010

(Address of principal executive offices)

(713) 739-1800

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards pursuant to Section 13(a) of the Exchange Act.  ☐

SECTION 5 – CORPORATE GOVERNANCE AND MANAGEMENT

Item 1.03.	Bankruptcy or Receivership.

As previously disclosed on October 29, 2018, Gastar Exploration Inc. (“Gastar”) and certain of its subsidiaries (together with Gastar, the “Company”), filed a prepackaged plan of reorganization (the “Plan”) under Chapter 11 of the United States Bankruptcy Code (the “Bankruptcy Code”) in the U.S. Bankruptcy Court for the District of Texas (the “Bankruptcy Court”). The Chapter 11 cases are being jointly administered under the caption In re Gastar Exploration Inc., et al, Case No. 18-18-36057 (the “Chapter 11 Cases”).

Modification to the Proposed Pre-Packaged Chapter 11 Restructuring

As previously disclosed, pursuant to the Restructuring Support Agreement by and among the Company and Ares Management LLC and certain of its affiliates (collectively, “Ares”), the Company commenced the solicitation of votes on the Plan on October 26, 2018, by causing the Plan and a related disclosure statement to be distributed to certain creditors of the Company that are “accredited investors” (as defined in Regulation D of the Securities Act of 1933, as amended). The Plan, which remains subject to confirmation by the Bankruptcy Court and other closing conditions, provides for the treatment of holders of equity interests in the Company and the treatment of claims arising in connection with the Chapter 11 Cases.

On December 12, 2018, the Company filed a modified version of the Plan (the “Modified Plan”), which modifies the proposed treatment of holders of Gastar’s 8.625% Series A Cumulative Preferred Stock and 10.75% Series B Cumulative Preferred Stock (collectively, the “Existing Preferred Equity”) and holders of Gastar’s outstanding common shares (the “Existing Common Equity”). Pursuant to the Modified Plan, holders of Existing Preferred Equity will receive their pro rata share of $150,000 in cash and the Existing Preferred Equity will be canceled. Additionally, holders of Gastar’s Existing Common Equity (excluding Ares) will receive their pro rata share of $150,000 in cash and the Existing Common Equity will be canceled.

Item 3.03	Material Modification to Rights of Security Holders.

The information set forth above in Item 1.03 of this Form 8-K regarding the Modification to the Proposed Pre-Packaged Chapter 11 Restructuring is incorporated herein by reference.

Item 8.01	Other Events.

Gastar cautions that trading in Gastar’s securities during the pendency of the Chapter 11 Cases is highly speculative and poses substantial risks. If the Plan is approved, Gastar’s securities will be canceled, and therefore trading prices for Gastar’s securities may bear little or no relationship to the actual recovery, if any, by holders of Gastar’s securities in the Chapter 11 Cases.

Forward-Looking Statements

This Current Report on Form 8-K includes “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward looking statements express our current expectations, opinion, belief or forecasts of future events and performance. A statement identified by the use of forward looking words including “may,” “expects,” “projects,” “anticipates,” “plans,” “believes,” “estimate,” “will,” “should,” and certain of the other foregoing statements may be deemed forward-looking statements. Although Gastar believes that the expectations reflected in such forward-looking statements are reasonable, these statements involve risks and uncertainties that may cause actual future activities and results to be materially different from those suggested or described in this news release. These include risks described in Gastar’s Annual Report on Form 10-K and other filings with the U.S. Securities and Exchange Commission (“SEC”), available at the SEC’s website at www.sec.gov. By issuing forward looking statements based on current expectations, opinions, views or beliefs, Gastar has no obligation and, except as required by law, is not undertaking any obligation, to update or revise these statements or provide any other information relating to such statements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 18, 2018	GASTAR EXPLORATION INC.

	By:	/s/ Michael A. Gerlich
Michael A. Gerlich
Senior Vice President and Chief Financial Officer